Exhibit 10.1

Execution Copy

MASTER INNOVATION AND SUPPLY AGREEMENT

between

THE HERSHEY COMPANY

and

BARRY CALLEBAUT, AG

_____________________________

Dated this 13th day of July, 2007
_____________________________

i

EXHIBITS

Exhibit A:          Hershey Specifications

Exhibit B:          Form of Open Book Costing Data

Exhibit C:          Insurance

Exhibit D:          Competitors

Exhibit E:          Product Guaranty and Indemnity

Exhibit F:          Global Volume Increment Examples

ii

MASTER INNOVATION AND SUPPLY AGREEMENT

MASTER INNOVATION AND SUPPLY AGREEMENT (this “Agreement”) is entered into this 13th day of July, 2007.

BETWEEN:

THE HERSHEY COMPANY, a corporation organized and existing under the laws of the State of Delaware, with a principal place of business at 100 Crystal A Drive, Hershey, Pennsylvania 17033 (hereinafter individually referred to as "Hershey" or a “Party”),

and

BARRY CALLEBAUT, AG, a corporation organized and existing under the laws of Switzerland, with a principal place of business at Westpark Pfingstweidstrasse 60, 8500 Zurich, Switzerland (hereinafter individually referred to as “Callebaut” or a “Party”).

Hershey and Callebaut may collectively be referred to herein as the “Parties”.

BACKGROUND:

Hershey and Callebaut are manufacturers of chocolate and confectionery products and have experience in the design, development, manufacture and marketing of such products.  Simultaneous with the signing of this Agreement, Hershey and Callebaut have entered into a Product Development and Innovation Agreement (together with any exhibits thereto, the “Innovation Agreement”) under which Hershey will utilize Callebaut’s product development, innovation and manufacturing expertise and Hershey and Callebaut will collaborate on joint development of new technologies and products. Hershey and Callebaut now wish to enter into this Agreement and the related Supply Agreements, pursuant to which Callebaut will manufacture certain products and ingredients for Hershey.

1.	DEFINITIONS

In addition to the terms defined elsewhere in this Agreement, whenever used in this Agreement the following terms shall have the respective meanings set out below:

“Affiliate” means a wholly owned subsidiary of a Party.

“Bulk Chocolate Product” means chocolate in solid and/or liquid form, including chocolate chips and chocolate chunks in any form.

“Cocoa Ingredient” means cocoa liquor, cocoa butter and/or cocoa powder.

“Finished Consumer Chocolate Confectionery Product” means any product in any form that does not require further processing prior to retail sale to a consumer.

“Global Supply Agreement” means the Supply Agreement of even date herewith for Products sourced between the Parties other than those Products sourced under the Supply Agreement for Mexico, the Supply Agreement for Robinson or a Subsequent Supply Agreement, together with any exhibits thereto.

“Hershey Specifications” means the product specifications, technical procedures and quality requirements provided from time to time by Hershey.

“Losses” means damages, losses, liabilities, obligations and claims of any kind (including, without limitations, reasonable attorney’s fees and expenses).

“North America” means the United States, Canada, Mexico, Puerto Rico and the U.S. Virgin Islands.

“Products” means any and all products defined as such in a Supply Agreement.

 “Real Estate Agreements” means the Lease Agreement for the Monterrey, Mexico land and the Lease Agreement for the Robinson, Illinois premises, together in each instance with any exhibits thereto.

“Related Agreements” mean, collectively, each Supply Agreement, the Real Estate Agreements and the Innovation Agreement.

“Subsequent Supply Agreement” means any separate supply agreement entered into by the Parties or Affiliates thereof subsequent to the date of this Agreement and designated as such therein.

“Supply Agreement” means any of the Supply Agreement for Mexico, the Supply Agreement for Robinson, the Global Supply Agreement or any subsequent Supply Agreement.

“Supply Agreement for Mexico” means the Supply Agreement for chocolate products to be produced in Monterrey, Mexico, together with any exhibits thereto, of even date herewith.

“Supply Agreement for Robinson” means the Supply Agreement for chocolate products to be produced in Robinson, Illinois, together with any exhibits thereto, of even date herewith.

2.	SUPPLY AGREEMENTS

Simultaneous with the signing of this Agreement the Parties will execute each of the Supply Agreements.  The Supply Agreements provide that Callebaut will, through the use of its own technical information and equipment, and through the use of certain technical information provided by Hershey, manufacture, package and deliver the Products defined therein to Hershey in exchange for the consideration referenced in the respective Supply Agreement. The following terms and conditions shall apply to each of the Supply Agreements:

A.         Production of Products

1.         Callebaut will produce, package and deliver Products for Hershey in accordance with the Hershey Specifications.  The Hershey Specifications are attached hereto as Exhibit A.  Callebaut agrees to abide by Hershey’s Supplier Code of Conduct. Callebaut acknowledges that the Hershey Specifications may be revised upon prior written notice by Hershey, in its sole discretion, at any time during the term of this Agreement.  In the event that revisions to the Hershey Specifications result in a change in cost to Callebaut, including a change in cost due to any required capital addition or expenditure on the part of Callebaut, following good-faith negotiations between the Parties, the amount paid to Callebaut under the applicable Supply Agreement will be adjusted to reflect the new cost.  If such revisions render unmarketable any of the Products or inventories of ingredients or packaging materials, Hershey shall purchase, up to the quantity authorized in accordance with the provisions of Section 2(B)(2), all such items from Callebaut at Callebaut's cost or other agreed upon price.

2.         Callebaut agrees to pay for any and all capital required to manufacture the Products unless specified otherwise in this Agreement or in a Supply Agreement.

B.         Operations Planning

The Parties agree to plan the production under each Supply Agreement in accordance with the following principles:

1.         On October 1 of each year during the term of each Supply Agreement, Hershey will provide to Callebaut an estimate of the twelve (12) month demand for the upcoming calendar year (January to December) by Product (the “Annual Estimate”).

2.         Thirty (30) days before each calendar quarter during the term of each Supply Agreement Hershey will provide Callebaut with a scheduling agreement which will be used to track product shipments and subsequent invoices (the “Scheduling Agreement”).  This Scheduling Agreement will provide a more current estimate of Product demand for the upcoming quarter at the Product level and will identify Product cost in accordance with the terms of the applicable Supply Agreement.  It is understood by the Parties that when production is terminated, and possibly during the term of this Agreement, some materials will either become obsolete due to changes in the Hershey's Specifications or there will be extra material due to incorrect forecasting.  While Hershey will be financially responsible for these obsolete and/or extra materials:

a)	Callebaut shall use all prudent means to minimize the financial impact to Hershey of these material losses, and

b)
under no circumstances will Hershey be responsible under the provisions of this section for ingredients and packaging materials which, when ordered by Callebaut, represented more than a three (3) month supply (based on the then current production plan) of the item in question (except with regard to production of promotion or “one time” products which will be mutually agreed to), and

c)	notwithstanding (b) above, Callebaut may enter into supply contracts for a period of longer than three (3) months with the prior written approval from Hershey.

3.         Each week during the term of this Agreement Hershey will provide Callebaut a shipment plan by facility for the Products showing estimated required shipments of Products on a twelve (12) week rolling basis (the “Shipment Plan”).  Additionally, for Monterrey and Robinson Hershey  will further identify the first two weeks of the Shipment Plan into daily shipments, inclusive of Saturdays, Sundays and non-business days if Hershey requires shipments on such days.

4.         Except as set forth in the volume and pricing provisions of Section 2(B)(7)  and any obligation that exists under Section 2(B)(2) above  with respect to the Supply Agreement for Mexico and the Supply Agreement for Robinson Hershey shall be obligated to purchase from Callebaut only the three day production reflected in the relevant Shipment Plan for the day after such Shipment Plan was received and the next two days, and with respect to the Global Supply Agreement Hershey shall be obligated to purchase from Callebaut only the first two-weeks’ production reflected in the then-current Shipment Plan.

5.         Designated representatives within the plants will plan the shipments outlined in an applicable Shipment Plan on a daily and/or shift basis.

6.         Callebaut will supply all of Hershey’s actual demands. In the event Hershey’s daily production demand exceeds Callebaut’s daily capacity, Callebaut will make the Product that exceeded its capacity on the next available production run. Callebaut will undertake commercially reasonable efforts to ensure that commitments to third party customers do not limit or interfere with any production for Hershey, provided, however, that nothing contained in this Agreement or any Supply Agreement shall be interpreted as requiring Callebaut to cancel service commitments to third-party customers as a result of any error or omission in a Scheduling Agreement or Shipment Plan.  For planning purposes in the Monterrey facility, Callebaut will provide Hershey with information pertaining to the facility’s estimated daily production capacity no later than May 1, 2008.

7.         In the event that Hershey’s actual order volume of Products in any given calendar year under the applicable Supply Agreement is less than the amounts set forth on Exhibit F from Callebaut’s Monterrey facility and Callebaut’s Robinson facility, respectively, and provided the shortfall is not due to Callebaut’s action or inaction,  the consequences shall be limited to:

a)	The continued application of the cost tiers in the Conversion Cost Grids of the respective Supply Agreements as may be adjusted in accordance with the Global Volume Increment set forth below; and

b)	With respect to Callebaut’s Monterrey facility, Callebaut may exercise the Put Option set forth in the Supply Agreement for Mexico.

8.	Global Volume Increment

a)
To potentially reduce or eliminate the incremental absorption charge resulting from the application of the cost tiers where the respective annual purchase volumes are below the Base Tiers, volume shortfalls in products sourced from Callebaut’s Monterrey facility and from Callebaut’s Robinson facility may be offset by other volume sourced by Hershey from Callebaut as set forth in this Section.

b)	Reference is made to the Base Tier volume ranges set forth in the Conversion Cost Grids of the Supply Agreements:

i.	The Base Tier volume range for the Supply Agreement for Mexico is the amount set forth in Exhibit F.

ii.	The Base Tier volume range for the Supply Agreement for Robinson is the amount set forth in Exhibit F.

iii.
The Global Supply Agreement does not include a Base Tier Volume range.  Solely for the purposes of this Section, the Base Tier volume range for the Global Supply Agreement shall be the amount set forth in Exhibit F.

iv.	As per Section (2)(B)(1), Hershey’s shall deliver to Callebaut the Annual Estimate for the following calendar year detailing production requirements for each of Callebaut’s Monterrey facility and Callebaut’s Robinson facility, production requirements under the Global Supply Agreement and production requirements for any Subsequent Supply Agreement.  The sum of these Annual Estimates shall be collectively referred to as the Global Volume Estimate.  For purposes of clarity, volumes to be included in the Global Volume Estimate shall include all volumes sourced by Hershey from any Callebaut facility, including all chocolate bulk products, all chocolate fillings to be used in a Callebaut, Hershey facility or co-manufacturer facility, all chocolate chips and chocolate eggs production, and all new products sourced from Callebaut by Hershey, but shall not include Cocoa Ingredients.

c)	The Global Volume Increment shall be calculated as:

66% x [the sum of the amount by which the Annual Estimates exceed the Base Tiers, plus the Estimated Subsequent Supply Agreement Volume]

i.
Where the resulting Global Volume Increment is a number greater than zero, it shall be first added to the Annual Estimate for Callebaut’s Monterrey facility in an amount necessary to reach the amount set forth in Exhibit F (which is the lowest volume of the Base Tier range) to determine the cost tier to be used for the January – December conversion cost to be determined in accordance with Section (2)(D).  After deducting any amount applied to determine the cost tier for product sourced from Callebaut’s Monterrey facility, any remaining Global Volume Increment may be similarly applied to determine the cost tier for Callebaut’s Robinson facility.  In no instance shall the Global Volume Increment result in conversion costs lower than that reflected in the Base Tier of the Conversion Cost Grids.

ii.
With respect to the application of the Global Volume Increment, each calendar year must be viewed on a stand-alone basis.  Volume from one calendar year may not be applied to any preceding or succeeding calendar year.

iii.	The calculation of the Global Volume Increment shall commence with the calendar year starting on January 1, 2009.

iv.
Annually at each November Steering Committee Meeting, the Parties will review actual annual purchase volumes as compared to the Annual Estimate used to calculate the Global Volume Increment and to establish the cost tiers used in the January – December conversion costs.  If such actual annual purchase volumes indicates that a different cost tier should have been used for the then current calendar year, the Parties shall calculate and agree upon any necessary year-end adjustment to be applied to all volume for the full calendar year and apply such year-end adjustment as per Section (2)(D)(2)(b).

v.	Examples of the calculation of the global increment methodology are attached as part of Exhibit F.

C.	Contingency and Business Interruption

If during the term of a Supply Agreement, through no fault of Hershey, Callebaut is delayed or unable to deliver Products in accordance with the terms of this Agreement or any Supply Agreement, other than as a result of a force majeure event, then in addition to any other remedies available to Hershey, Callebaut will, at Hershey’s option, either reimburse Hershey for incremental costs it incurs in obtaining alternate supplies of Products or Callebaut will supply Products from its facilities at the same delivered cost as specified in the current applicable Scheduling Agreement.  Products can only be sourced in a form and/or from a country which allows Hershey’s country of origin labeling to remain correct, and which does not subject the finished goods Hershey makes with the Products to additional duties or taxes upon export, unless Callebaut reimburses Hershey for any such additional duties or taxes.

D.         Product Costing and Procurement

1.         Hershey shall reimburse Callebaut for the ingredients and packaging materials used to produce Products, at costs to be established in accordance with the provisions of Section 2(D)(2), shall pay Callebaut a conversion cost specified in the Pricing Grid of the applicable Supply Agreement (which conversion cost shall include Callebaut's cost of labor, overhead and profit and, where applicable, the incremental absorption charge), and shall pay Callebaut’s agreed upon working capital financing costs.  Product costs will be developed and communicated with full detail to include at minimum ingredient component costs and yields, packaging component costs and yields and conversion costs.  Product costs will be established no later than December 31 for the following full calendar year (January to December), subject to the provisions of Section 2(D)(4).

2.         Hershey and Callebaut agree to establish Product costs as follows:

a)
As part of the August Steering Committee meeting, Hershey and Callebaut will review the estimated volumes of ingredients and components which will be required to produce Hershey’s estimated demand of Products for the upcoming calendar year. The Parties will discuss the method by which ingredients and packaging components will be purchased.  The Parties agree that at Hershey’s option one of the following methods will be used to procure each component:

i)	Hershey sells the ingredient or component directly to Callebaut;

ii)
Callebaut places orders or releases for ingredients or components with Hershey’s suppliers under Hershey’s contracts; provided however, that any supplier must be approved by Callebaut, such approval not to be unreasonably withheld; or

iii)	Callebaut purchases directly from its suppliers (which are approved by Hershey).

Any ingredients or components sourced pursuant to clause (i) or (ii) shall be referred to herein as “Hershey Raw Materials”, and any ingredients or components sourced pursuant to clause (iii) shall be referred to herein as “Callebaut Raw Materials”.  With regard to any ingredients or components sourced pursuant to clause (i), Hershey shall be liable to Callebaut for the quality and suitability of use of such ingredients or components, unless quality or suitability fails due to the action or inaction of Callebaut.   At any time during production Hershey may require Callebaut to change one or more of the methods of procurement that have been selected, subject to fulfillment of any pre-existing commitments Callebaut may have made to suppliers, provided, however, that such commitments, other than with respect to any ingredients or components sourced pursuant to clause (i), do not exceed the amount authorized to be purchased under Section 2(B)(2).

b)
During the November Steering Committee meeting, Hershey will provide Callebaut with the costs for Hershey Raw Materials and Callebaut will present Hershey with the proposed costs for the Callebaut Raw Materials, inclusive of any carry or forward cover costs necessary to establish yearlong pricing, for each Product. Callebaut will also provide substantiation and documentation showing current costs and the methodology Callebaut used to calculate the proposed annual cost for each Callebaut Raw Material and the then current estimate of any year-end adjustments, as provided for under the Supply Agreements, including adjustments resulting from the application of the fineness grid and from tiered pricing based on actual calendar year volume.  In the event the Parties cannot agree on a cost for a Callebaut Raw Material, Hershey shall have the right to purchase this component itself and sell it to Callebaut or to require that Callebaut purchase it under one of Hershey’s established contracts with a supplier. If the Parties reach an agreement on the annual cost for Callebaut Raw Materials, Callebaut will use that cost in its calculation of Product costing to Hershey for the next calendar year period.  In addition, nothing in this Agreement or any Related Agreement shall be construed as allowing Hershey access to Callebaut’s financial records, including, but not limited to, operating costs and suppliers’ invoices.  Callebaut will provide open-book costing data for the Products in form substantially similar to that shown on Exhibit B.

3.         During November of each year hereunder Callebaut will have entered all agreed upon input costs and variables into the product pricing model and will provide Hershey with costs for each Product by appropriate unit of measure (case, pound, other).

4.         Product costs will be calculated in accordance with this Agreement for a period of one year (January – December).  These costs will be used in the Scheduling Agreements and will be subject to change only at the start of each calendar year, except in the case of an event of Force Majeure or for exceptional inflationary events in areas such as energy costs or currency rates.  The Parties agree to jointly work towards minimizing the impact of any such fluctuations.

5.         Should Product(s) be added throughout the year, Hershey and Callebaut will create Product costs by unit of measure following the above methodology (to include all ingredients, packaging, conversion costs and yields/waste/overweight) 30 days before the first production.

6.         In the event that a change in Hershey Specifications results in an increase or decrease in actual conversion costs, Hershey and Callebaut will review documented changes and negotiate a new conversion cost that reflects such change which will take effect from the date of the change.

7.         All Callebaut orders under Hershey supply contracts will be reported to Hershey in a manner established by Hershey and Callebaut.

8.         Product costs will include a financing fee on the Callebaut Raw Materials, the conversion fee charged by Callebaut and the incremental absorption charge where applicable.  For purposes of the financing fee, cocoa based products involving forward contracts shall be considered Callebaut Raw Materials.  The agreed to financing fee for the subsequent calendar year will be fixed at each November Steering Committee Meeting and will reflect Callebaut’s estimated cost of  borrowing.

9.         Hershey and Callebaut will each designate one contact for all pricing questions and other operating issues arising under this agreement or any Supply Agreement.

E.         Product Yields

1.         Each Supply Agreement will set forth a waste, loss, and/or overweight allowance for each ingredient and packaging component used to produce a Product (the “Established Yields”). Callebaut shall be responsible for all additional ingredients and packaging components required as a result of Callebaut’s failure to comply with Established Yields.

2.         Hershey and Callebaut will review any issues with Established Yields where applicable.  Should Hershey and Callebaut agree to adjust the Established Yield, the new Established Yield will apply for the following year’s production (January-December).  Any adjustment will not be retroactive, except as otherwise mutually agreed to by the Parties.

F.         Currency

1.         Unless otherwise agreed by the Parties, Hershey will pay for Products produced under the Monterrey and Robinson Supply Agreements in United States Dollars.  Any reference to “Dollars” or “$” in this Agreement or any Related Agreement shall be a reference to United States Dollars.

2.         For all other production Hershey and Callebaut will agree to the payment currency and exchange rates at minimum thirty (30) days before such production under the Global Supply Agreement or a Subsequent Agreement begins.

3.         Any and all currency and exchange rate agreements will be reviewed annually by the Parties.

4.         Callebaut and Hershey will agree on currency exchange rates for use in calendar year pricing for those Callebaut Raw Materials that involve currencies other than the currency used to invoice Hershey for Products.  Callebaut shall be responsible for any variances in such currency exchange rates as part of the calendar year pricing, except for cases of exceptional inflationary events that may affect calendar year pricing.  The Parties agree to jointly work towards minimizing the impact of any such exceptional inflationary events.

G.         Payments for Products

1.         Callebaut shall issue its invoice for Products produced in accordance with this Agreement at the time such Products are shipped or delivered to Hershey in accordance with the delivery terms.  Hershey shall pay any amount due under this Agreement following receipt of Callebaut's invoice on terms of net twenty-three (23) days from date of receipt of invoice plus a seven day grace period to enable weekly grouping of payments, except in the case of a good faith dispute.

2.         To ensure prompt payment of all invoices, Callebaut shall include on each invoice the information requested by Hershey in a form agreed in advance.

3.         Invoices shall be electronically submitted. The date of receipt of electronic invoices will be the date following the date upon which it is transmitted.

4.         All payments shall be electronically transferred to the designated bank account of the Party to which such payments are due.

5.         A Party may only set off amounts it is owed by the other Party if permitted by applicable law and against amounts it owes the other Party in the event the Party seeking to offset payments has a credible concern about the other Party’s creditworthiness.

H.         Productivity

1.         Hershey and Callebaut recognize the need to provide the highest quality product at the lowest possible cost.  To accomplish this objective, Hershey and Callebaut agree to cooperate in a continuing effort to improve the productivity of all operations.

2.         These productivity efforts should target but are not limited to, (i) improved yields for packaging and ingredient utilization; (ii) optimization of output in all phases of the production process; (iii) obtaining the lowest possible cost per unit on packaging and ingredients; (iv) labor reductions through effective utilization; (v) reduction of overweights; and (vi) minimization of sampling/testing of the Products.

3.         It is recognized that Callebaut’s ability to share conversion cost productivity for its Robinson and Monterrey facilities will be dependent on Callebaut’s ability to fill available capacity with third party volume. Hershey and Callebaut agree to share in all productivity improvements related to production output, labor reductions, etc.  Notwithstanding the above, Hershey shall receive 100% of all cost improvements resulting from reductions in unit costs for ingredients and packaging, minimization of all sampling/testing, as well as savings from Hershey funded capital investments of the Products, except where such Hershey funded capital investments improve the overall efficiency of the Callebaut facility whereby Callebaut third-party volume may also benefit from such investments.  Hershey's share of the resulting productivity efforts shall be in the form of conversion cost reductions or Established Yield improvements.

I.         Supply of Ingredients and Packaging

                            1.        For Callebaut Raw Materials, Callebaut will issue its purchase orders directly with suppliers, and will honor all payment terms of the suppliers on a timely basis, except in the case of a good faith dispute. Callebaut will use only suppliers that have been previously approved in writing by Hershey for the Products.  Hershey shall in no way be a party to or responsible for Callebaut’s contracts for Callebaut Raw Materials.

2.         For Hershey Raw Materials, Hershey shall, at its option, either invoice Callebaut or direct the supplier to invoice Callebaut directly, and Callebaut shall pay any amount due Hershey hereunder following receipt of Hershey’s invoice on terms of net twenty-three (23) days from date of receipt of invoice plus a seven day grace period to enable weekly groupings of payments or shall pay within the supplier’s stated terms, except, in each instance, in the case of a good faith dispute.

3.         With Hershey’s prior approval, such approval not to be unreasonably withheld, Callebaut may source ingredients and packaging from other Callebaut divisions at prevailing market rates.  The Parties recognize that Hershey has existing contractual obligations for the procurement of Cocoa Ingredients at the date of this Agreement.  Upon the expiration of these contractual commitments, Hershey will source Cocoa Ingredients from Callebaut for the Robinson Facility as long as Callebaut meets Hershey’s product specifications, quality requirements, time requirements, commercial cost assumptions, capacity and volume requirements, and geographic need.  Hershey will source Cocoa Ingredients from Callebaut for the Monterrey facility from the start of production as long as Callebaut meets Hershey’s product specifications, quality requirements, time requirements, commercial cost assumptions, capacity and volume requirements, and geographic need.

4.         Where commercially reasonable, the Hershey Raw Materials volumes shall only be used in the Products and Callebaut agrees not to use Hershey Raw Materials volumes in any other product it may produce.  Should it not be commercially reasonable to ensure that Hershey Raw Materials are used solely in the Products (e.g. due to common silos, manufacturing processes, etc.), Hershey shall nonetheless receive the benefit of use of raw materials of equal quality and specification in the manufacture of the Products and in pricing on invoices received from Callebaut.

5.         Callebaut shall inspect and sample all Hershey Raw Materials and Callebaut Raw Materials for conformance with Hershey's Specifications and shall reject and withhold from use in the manufacture of the Products any Hershey Raw Materials or Callebaut Raw Materials determined by Callebaut not to be in conformity with such Hershey Specifications.  Callebaut will maintain available line capacity and inventories of ingredients and packaging materials in sufficient amounts to support the production requirements of the Products set forth on the Shipment Plan issued by Hershey to Callebaut. Callebaut acknowledges that certain ingredients used in the products have a limited shelf life.  Callebaut agrees to utilize the ingredients in such a manner as to utilize first those ingredients which have been in inventory the longest.

J.         Quality Assurance

1.         Without limiting its warranties herein, Callebaut shall manufacture the Products and perform the sampling and testing procedures for the Products in accordance with the Hershey Specifications.

2.         All Products delivered by Callebaut to Hershey under the terms of this Agreement shall conform to the Hershey Specifications, applicable laws and regulations of the United States Food and Drug Administration, the United States Public Health Service, Mexico’s Ministry of Health, Canadian Regulatory Agency Requirements, and any and all other applicable United States, Canadian and Mexican federal, state and local laws and regulations.  All water used in connection with the Products, whether it be for processing or cleaning, shall meet the United States Environmental Protection Agency and applicable Canadian and Mexican safe drinking water standards.  All required testing will be done at Callebaut's expense, which expense shall be included as part of the conversion fee charged by Callebaut, however, Hershey shall reimburse Callebaut separate and apart from the conversion cost for all third-party testing expense, if any, incurred by Callebaut between the date of this Agreement and December 31, 2007 while the Parties work towards the certification of the Callebaut-owned labs.  Should such certification be delayed beyond December 31, 2007 due to the action or inaction of Hershey, the final reimbursement date will be extended until such date as the Callebaut-owned labs are so certified.  Should, however, such certification be delayed because of Callebaut failing to provide Hershey with necessary information or Callebaut’s failure to implement remedial actions, if any, validly identified by Hershey, Callebaut will be responsible for any third-party testing expense incurred after December 31, 2007.  Should Hershey change the Hershey Specifications at any time during the term of this Agreement, the Parties will negotiate in good faith any required adjustment to conversion costs.

3.         Callebaut warrants that (i) it will perform under this Agreement in accordance with all the terms hereof, (ii) that its processing of the Products hereunder shall be in accordance with the highest standards prescribed by the Good Manufacturing Practices regulations promulgated by the United States Food and Drug Administration, all applicable United States, Canadian and Mexican laws and regulations and Hershey's Specifications, and (iii) that all Products, when delivered to Hershey, will comply with Hershey’s Specifications, shall not be adulterated or misbranded within the meaning of the United States Federal Food, Drug and Cosmetic Act (the “Act”), applicable Canadian and Mexican law, and regulations promulgated thereunder, and shall not be articles which may not, under the provisions of Section 404 or 505 of the Act, be introduced into interstate commerce.

4.         Callebaut shall reimburse Hershey for any costs or losses incurred by Hershey as a result of any Product rejected by Hershey for failure to conform to the requirements of this Agreement.  Callebaut's obligation under the prior sentence shall include reimbursing Hershey for all reasonable cleaning, transportation, retrieval, storage and destruction costs caused by the defective Product.  The above remedies are not exclusive and, subject to the provisions of Section 10(F), Hershey shall be entitled to all remedies hereunder and allowed by law.  Callebaut shall not be required to remedy any defects or discrepancies caused substantially by inherent defects in Hershey's Specifications.  All major incidents shall be reported to the Steering Committee at the quarterly meeting following the incident.

5.         Callebaut shall remove any Product rejected by Hershey or not otherwise meeting the requirements of this Agreement in accordance with Hershey's reasonable instructions.  Rejected Product sourced under any Supply Agreement that has already been packaged by Hershey into finished product shall be disposed of in accordance with Hershey’s reasonable instructions.  The method of disposition of rejected Products sourced under either the Mexico Supply Agreement or the Robinson Supply Agreement that has not already been packaged by Hershey into finished product shall be at Callebaut’s discretion.  With Hershey’s prior approval, and provided that Callebaut can meet Hershey Specifications and in compliance with applicable laws and regulations, rejected Products may be blended into future Products sold to Hershey.  Callebaut may also blend any such rejected Product into any other products for third-party volume at a rate of 5%, or such greater rate as may be approved by Hershey.   Callebaut will be responsible for the cost of normal disposal of Product rejected for failure to satisfy the requirements of this Agreement.

6.         Upon reasonable notice, and during Callebaut's normal operations, Callebaut shall permit Hershey or its designees access to Callebaut's facilities utilized in the receiving, handling, packaging and storage of packaging, ingredients and Products for the purpose of ascertaining Callebaut's compliance with Good Manufacturing Practices and Hershey Specifications and quality assurance requirements, provided however, that unless permitted under another agreement between the Parties, Hershey shall not have access to any part of Callebaut's facilities which are not used directly in the manufacture of Products or the receiving, storage, handling or packaging of any Products or ingredients or which are subject to limited access by agreement of the Parties.  Notwithstanding the foregoing, Callebaut shall have the final responsibility for complying with all requirements of this Agreement, the Hershey Specifications, Good Manufacturing Practices and other legal requirements.  Callebaut shall promptly notify Hershey of any material discrepancies noted during any inspection of Callebaut's production facilities by the United States Food and Drug Administration, the United States Public Health Service, Canadian Regulatory Authority, Mexico’s Ministry of Health, any state or any other legally authorized federal, state or local regulatory agency and shall also provide Hershey a list of any discrepancies noted by any authorities relating to the manufacture, packaging and storage by Callebaut of the Products, the ingredients and the packaging materials.

7.         Callebaut shall keep complete, true and accurate records with respect to compliance with the requirements of the Hershey Specifications set forth on Exhibit A.  Callebaut shall allow Hershey or its designees reasonable access to these records insofar as they relate to the Products, potential product recalls, potential product claims and government inquiries.  These records will be maintained for a period of not less than 6 years.

8.         Callebaut represents that it has registered its facilities as required under the United States Food and Drug Administration Bioterrorism Act.  Callebaut will remain in compliance with such Act through the term of this Agreement.  Callebaut agrees to contact Hershey promptly (but in no event later than one hour after Callebaut knows or should have known of the incident) if any of the Callebaut facilities used for the production of any Product are affected by security violation, theft or other incident that is reasonably likely to impair Product integrity.

9.         The Parties incorporate the Product Guaranty and Indemnity Agreement attached as Exhibit E into this Agreement.

K.         Delivery, Title Transfer, Risk of Loss and Insurance

1.         Delivery terms, transfer of title to and risk of loss of the Products are addressed in each of the Supply Agreements.

2.         Callebaut shall carry and maintain Insurance coverage as defined in Exhibit C.  The limits specified in Exhibit C are based upon factors existing at the commencement of this Agreement.  The Parties agree that these limits may be increased or decreased, by mutual agreement, throughout the term of this Agreement.  Should an increase in insurance coverage be required, the Parties agree to negotiate in good faith any required adjustments to the calendar year pricing for the Products, effective for the January to December period following the increase in coverage.  Hershey shall be named as additional named insured on each of the foregoing policies.  Callebaut shall pay all premiums when due and within such period of time as is necessary to keep such insurance in full force and effect.  Current certificates of insurance shall be provided to Hershey to evidence the coverage required by this Section 2(K)(2).  Such certificates shall provide for thirty (30) days advance written notice to Hershey of any cancellation of the relevant policy and Callebaut shall provide thirty (30) days advance written notice of any material change to the relevant policy.

3.	STEERING COMMITTEE

A Steering Committee shall be established to assess performance and address issues arising under this Agreement and the Related Agreements.  Each Party shall assign representatives from their management teams to guide the relationship between the Parties, ensure compliance with this Agreement and the Related Agreements, resolve issues and disputes, measure and assess performance, and evaluate proposals from either side.  At least one senior executive or officer of each Party shall participate on the Steering Committee.  The respective individuals from each Party responsible for production, quality, logistics and pricing are expected to attend Steering Committee meetings.  The Steering Committee will meet quarterly. A Party wishing to modify or amend any provision of any agreement between the Parties may submit the proposed change to the Steering Committee for its consideration along with the basis for the proposal, any adjustment in costs or schedules of delivery of Products resulting from the change, and any other impact of the change, to the other Party.  No change will be accepted until agreed upon by both Parties in writing and signed by each Party.

4.	STANDARDS FOR PERFORMANCE

A.         Both Parties agree to develop two-way performance metrics by which performance under this Agreement will be evaluated.  A scorecard with key performance indicators and metrics will be jointly developed by September 30, 2007 (the “Performance Scorecard”).  Performance bands will be set forth as follows on the Performance Scorecard for the determination of aggregate average quarterly scores: (i) Acceptable; (ii) Immediate action; and (iii) Unacceptable.   For purposes of clarity, the Parties both acknowledge that an “Unacceptable” rating will result in the event of a significant disruption in the supply of Products arising from Callebaut’s action or inaction under this Agreement.

B.         Prior to each Steering Committee meeting, each Party will complete their respective Performance Scorecard for both their and the other Party’s performance over the past three, six and twelve months.  Performance Scorecard reports will be reviewed at the quarterly Steering Committee meeting.  If the Steering Committee identifies issues that need improvement, the responsible Party will provide corrective action plans and results within a reasonable amount of time commensurate with the severity of the issue.  The Performance Scorecard shall be developed in sufficient form and content to clearly define those key performance indicators which, if not achieved, would constitute a breach under the terms of this Agreement or the Supply Agreements.

5.	NON-COMPETE AGREEMENT

A.         The parties agree to the Non-Compete provisions set forth in Exhibit F.

6.	NON-SOLICITATION

Except as expressly permitted in any related agreement the Parties agree not to solicit the other Party’s employees for employment. The Parties further agree that public advertisements or postings of job openings in the ordinary course of a Party’s business are not considered solicitation hereunder.

7.	CONFIDENTIALITY

A.         “Confidential Information” shall mean Proprietary Information and Trade Secret Information.  With respect to information disclosed by Hershey to Callebaut, Confidential Information shall mean non-public information, including, without limitation, all information Callebaut may receive, or has received since September 1, 2006, from Hershey concerning the processing of, production of, marketing of, distribution of, selling of, strategic plans of, recipes for and quantities of the Products Hershey requests Callebaut to process and package and any recipes, ingredients, suppliers, product specifications, production output, sales volume, consumer insights, costing/financial information, productivity, research/developmental activities, location of manufacturing or Hershey manufacturing processes used in the production of the Products.  With respect to information disclosed by Callebaut to Hershey, Confidential Information shall mean non-public information, including, without limitation,  all information Hershey may receive, or has received since September 1, 2006, from Callebaut concerning Callebaut’s facilities, financial and production capabilities, processing of, production of, marketing of, distribution of selling of and strategic plans of Callebaut products and any recipes, ingredients, suppliers, product specifications, production output, sales volume, costing/financial information, productivity and research/developmental activities.

B.         “Proprietary Information” shall mean that Confidential Information of a Party that is not included in Trade Secret Information.

C.         “Trade Secret Information” shall mean that information of a Party which that Party considers to be confidential and proprietary in nature which relates to the product and ingredient formulas and production processes which are critical to the ongoing and future business of such Party, the unauthorized disclosure or use of which could result in materially adverse technical and/or commercial results to that Party whether disclosed in writing, orally or by observation (including without limitation by e-mail or other electronic communication).

D.         Any Confidential Information disclosed or otherwise disseminated from one Party (hereafter, the “Disclosing Party”) to the other Party (hereafter, the “Receiving Party”) whether such information is conveyed orally or in written form (including without limitation by e-mail or other electronic communication) or by observation or in any other manner, shall be treated and regarded as confidential and proprietary information, which is the exclusive and sole property of the Disclosing Party in accordance with the following provisions:

1.           Each Party’s obligations with respect to the Confidential Information of the other Party shall apply with respect to any Confidential Information covered by and disclosed in accordance with the terms of this Agreement, the Innovation Agreement and the Mutual Non-Disclosure Agreements between the Parties dated April 10, 2007, March 16, 2006 and December 21, 2005, which Mutual Non-Disclosure Agreements are hereby superseded.

2.           All Trade Secret Information disclosed or otherwise provided to a Receiving Party hereunder after the date of this Agreement shall either (i) be disclosed in writing (including electronic documents) bearing a legend or other statement that the disclosed information is classified as “Confidential” by the Disclosing Party; or (ii) with respect to information provided orally or by providing access to restricted areas for observation purposes, subsequently identified as “Confidential” by the Disclosing Party in a written document and provided to the Receiving Party within thirty (30) days of disclosure.  All product and ingredient formulas and production processes of one Party received by the other Party relating to the Products shall be deemed Trade Secrets unless otherwise explicitly specified by the Disclosing Party at the time of the disclosure.  The Parties agree to work through the Research Committee with respect to disclosure of Trade Secrets pertaining to the Innovation Agreement in accordance with the terms of the Innovation Agreement.  If the Receiving Party disagrees with the identification of a Trade Secret set forth in any Disclosing Party documentation, it shall raise such issue with the Research Committee as defined in the Innovation Agreement and the Research Committee shall revise the identification as may be necessary to satisfy both the Disclosing Party and the Receiving Party consistent with the collaborative spirit of the Innovation Agreement.  Proprietary Information may also bear a legend or other statement classifying the information as “CONFIDENTIAL” but such designation will not cause such Proprietary Information to be treated as Trade Secret Information.

3.           In addition to the foregoing obligations with respect to treatment of Confidential Information, the Parties shall also comply with any protocols, conditions and other restrictions imposed by the Research Committee with respect to handling, retention and dissemination of Confidential Information of a Party, including any procedures intended to facilitate return of such Confidential Information to the Disclosing Party.

4.           A Receiving Party shall keep all Confidential Information received from a Disclosing Party strictly confidential and secret and shall not divulge, communicate or transmit such Confidential Information to any other Persons.  A Receiving Party shall permit disclosure of such Confidential Information only to such of its directors, officers, employees, contractors (other than competitors of the Disclosing Party), and advisors who need such information for the purpose of implementing this Agreement and the agreements which are exhibits hereto, provided that such Persons are subject to confidentiality and use restrictions equivalent to those contained herein.  If a Receiving Party desires to share Confidential Information with a Person outside of the scope of this Agreement, it shall first obtain the consent of the Disclosing Party.  A Receiving Party shall use at least such efforts to maintain the confidentiality of such Confidential

Information as it uses to protect the confidentiality of its own Confidential Information, but in no event shall a Receiving Party use less than commercially reasonable efforts to maintain such confidentiality.  Callebaut agrees that Hershey’s proprietary flavors and essences disclosed pursuant to the April 10, 2007 Mutual Non-Disclosure Agreement shall be considered to be Trade Secret Information and it will not chemically analyze, reverse engineer and disassemble such flavors and essences.  Callebaut acknowledges that the formulas and non-public processes disclosed in connection with Callebaut’s production of semi-sweet chocolate chips for sale to Hershey are Hershey Trade Secrets.

5.           A Receiving Party shall not utilize Trade Secret Information it has received from a Disclosing Party in any manner, except for the limited purposes authorized in this Agreement or the agreements which are Exhibits hereto, provided that Confidential Information that is an Innovation shall be treated in accordance with the provisions of the Innovation Agreement.  Otherwise, Proprietary Information, which is not an Innovation, may be freely used but not disclosed except as otherwise permitted hereunder by the Parties.

6.           These obligations of confidentiality and restrictions on use of Confidential Information shall survive the termination or expiration of this Agreement for a period of five (5) years, except for Trade Secret Information which shall remain subject to obligations of confidentiality and restrictions on use indefinitely.  Upon the later of (i) the termination or expiration of this Agreement and (ii) the termination or expiration of a Receiving Party’s authorization to use specific Confidential Information, the Receiving Party shall return all documents and other materials containing Confidential Information that were disclosed by the Disclosing Party to the Disclosing Party together with all copies and other embodiments thereof or otherwise dispose of such documents and materials (including without limitation deletion or destruction of electronic data) in accordance with the Disclosing Party’s written direction.  In the event of inadvertent disclosure of Trade Secret Information, the Disclosing Party shall have the right and obligation to promptly request return of such Trade Secret Information and the Receiving Party shall use reasonable efforts to promptly collect and return all such Trade Secret Information.

7.           The obligations herein concerning Confidential information of the Parties under this Agreement shall not pertain to information which: (i) is generally known to the public at the time of its disclosure or becomes generally available to the public at any time thereafter, (ii) is disclosed to the Receiving Party by a third party who has the right to disclose such information, (iii) was known to the Receiving Party prior to its disclosure under this Agreement, or (iv) is independently developed by the Receiving Party without use of the Disclosing Party's Confidential Information.

8.           In the event of a breach or threatened breach of the provisions of this Section 7, the non-breaching Party shall be entitled to an injunction restraining the breaching Party from disclosing, in whole or in part, any of the above-referenced information or from rendering any service to any person, firm, corporation, association, or other entity to whom such information has been disclosed or is threatened to be disclosed.  Except as otherwise stated in Section 7(D)(9), nothing herein shall be construed as prohibiting the non-breaching Party from pursuing any other remedies available at law or in equity for such breach or threatened breach, including the recovery of damages.

9.           Notwithstanding anything else herein, the Parties acknowledge that certain Residual Information disclosed as part of the Parties’ collaborative efforts under the Innovation Agreement may be retained within their respective companies, including, without limitation the minds of employees and data systems, and subsequently used by a Receiving Party even though the Receiving Party has used its commercially reasonable efforts to refrain from using and to destroy or return such Residual Information to the Disclosing Party and complied with any protocols, conditions and other restrictions imposed by the Research Committee with respect to handling, retention and dissemination of Confidential Information.   The Parties agree that they will not bring any legal actions or proceedings against one another arising from such use of Residual Information exchanged under the operation of the Innovation Agreement.  “Residual Information” shall mean such Confidential Information provided from a Disclosing Party which in documentary form (including, without limitation, written, graphic or electronic form), is retained in the files of a Party after it has used reasonable efforts to locate any and all copies and disseminations thereof and which do not on their face indicate that they are the Confidential Information of the Disclosing Party, and such Confidential Information retained in the minds/memories of employees and other permissible Persons which Confidential Information has not been specifically and intentionally committed to memory.

8.	TERM

A.         The term of this Agreement shall commence on the date noted on the first page of this Agreement and shall expire, unless earlier terminated, on December 31, 2022.  The term of this Agreement may be extended or renewed at any time as agreed in writing by the Parties.

B.         Terms for each of the Related Agreements are defined therein and may vary from the term of this Agreement.

9.	TERMINATION

A.         Either Party shall be entitled to terminate this Agreement at any time within 60 days of the occurrence of any of the following: (i) if the other Party files a voluntary petition in bankruptcy, is declared bankrupt, makes an assignment for the benefit of creditors or suffers the appointment of a receiver or a trustee of its assets, (ii) if the other Party breaches the conditions of Section 7 in a material manner which results in Losses for the non-breaching Party or (iii) as set forth in Section 16.

B.         In addition, Hershey shall be entitled to terminate this Agreement at any time within 60 days of the occurrence of any of the following:

1.         a material breach by Callebaut of the conditions of Section 5A;

2.         Callebaut’s failure to address a significant disruption in the supply or quality of Products;

3.         the disposition by Callebaut, in whole or in part, of its business (other than to its one or more of Affiliates) and such disposal materially affects the ability of Callebaut to duly perform under this Agreement or any Related Agreement; or

4.         a direct or indirect change of control in the legal or beneficial ownership of Callebaut and such change of control is in favor of:

(a)	one of Hershey’s direct competitors as set forth on Exhibit D, or those successors or assigns to those competitive businesses;

(b)	a person or entity that might reasonably bring Hershey into disrepute; or

(c)
a person or entity whose financial standing and/or past and/or present business practices presents Hershey, based on Hershey's reasonable determination, with significant risk in connection with this Agreement.

C.         Upon any termination of this Agreement, each Related Agreement shall also terminate, unless the Parties otherwise agree in writing.

10.	INDEPENDENT CONTRACTORS

Nothing in this Agreement or any Related Agreement is intended or shall be deemed to constitute a partnership, agency, employer/employee or joint venture relationship between the Parties.  Neither Party shall be deemed to be or to have been acting on the behalf of the other Party by reason of any action hereunder or under any Related Agreement.  All activities by the Parties hereunder or under any Related Agreement shall be preformed by them as independent contractors.  Neither Party shall incur any debt or make any commitment for or on behalf of the other Party, except to the extent specifically required hereby or by the provisions of a Related Agreement.

11.	REPRESENTATIONS AND WARRANTIES

A.         Callebaut's Representations.  Callebaut hereby represents and warrants to Hershey that the following are true and correct as of the effective date of this Agreement.

1.         Callebaut has full power to execute and perform its obligations under this Agreement, to perform the covenants and transactions contemplated hereby, and, without limitation, to grant Hershey the rights defined in the Product Development and Innovation Agreement of even date herewith;

2.         Callebaut is not a party to, nor will it become a party to during the Term, any agreement which restricts or otherwise is in conflict with the terms of this Agreement;

3.         all corporate action on the part of Callebaut, its officers and directors necessary for the authorization, execution and delivery of this Agreement and the performance of all obligations of Callebaut hereunder have been taken; and

4.         this Agreement constitutes a valid and legally binding obligation of Callebaut enforceable in accordance with its terms.

B.         Hershey's Representations.  Hershey hereby represents and warrants to Callebaut that the following are true and correct as of the effective date of this Agreement:

1.         Hershey has full power to execute and perform its obligations under this Agreement and to perform the covenants and transactions contemplated hereby;

2.         Hershey is not a party to, nor will it become a party to during the Term, any agreement which restricts or otherwise is in conflict with the terms of this Agreement;

3.         all corporate action on the part of Hershey, its officers and directors, necessary for the authorization, execution and delivery of this Agreement and the performance of all obligations of Hershey hereunder have been taken; and

4.         this Agreement constitutes a valid and legally binding obligation of Hershey enforceable in accordance with its terms.

12.	INDEMNIFICATION

A.         Callebaut shall defend and indemnify Hershey and its Affiliates, and their respective officers, directors, employees, agents, successors and permitted assigns (each a “Hershey Indemnitee”; it being understood that Hershey constitutes a Hershey Indemnitee), against all Losses arising out of, caused by, happening in connection with or otherwise related to this Agreement or any Related Agreement and the work performed by Callebaut or any of its Affiliates hereunder or thereunder, including, but not limited to, Callebaut's manufacture, loading, transportation, unloading, storage, handling, packaging or use of the Hershey Raw Materials, the Callebaut Raw Materials and/or any Products except, however, when caused:

1.         by the action or inaction of any Hershey Indemnitee;

2.         by Callebaut's reliance on and adherence to the Hershey Specifications or written directions provided by Hershey; or

3.         by the use of Hershey Raw Materials which were defective at the time of delivery to Callebaut.

B.           Callebaut further acknowledges and agrees, to the maximum extent permitted by applicable law, to indemnify and defend each Hershey Indemnitee against losses in the form of fines, penalties and assessments resulting from Callebaut’s breach of the terms of this Agreement or any Related Agreement, or the violation of any law, regulation and/or ordinance directly or indirectly relating to Callebaut's performance of this Agreement or any Related Agreement.

C.           Hershey shall have the right, but not the duty, to participate, at its own cost, in the defense of any relevant claim or litigation with attorneys of Hershey's selection.

D.           Hershey shall defend and indemnify Callebaut and its Affiliates, and their respective officers, directors, employees, agents, successors and permitted assigns (each a “Callebaut Indemnitee”; it being understood that Callebaut constitutes a Callebaut Indemnitee), against all Losses arising out of, caused by, happening in connection with or otherwise related to:

1.         the action or inaction of any Hershey Indemnitee;

2.         Callebaut's reliance on and adherence to the Hershey Specifications or written directions provided by any Hershey Indemnitee;

3.         the use of Hershey Raw Materials ingredients which were defective when made available to Callebaut; or

4.         any breach by Hershey or any Affiliate of Hershey of this Agreement or any Related Agreement.

E.           Callebaut shall have the right, but not the duty, to participate, at its own cost, in the defense of any claim or litigation with attorneys of Callebaut's selection.

F.           Anything contained in this Agreement or any Related Agreement to the contrary notwithstanding, neither Party hereto shall have any liability under any provision of this Agreement or any Related Agreement (whether pursuant to this Section 12 or pursuant to any cause of action or complaint initiated by or on behalf of any Party) for any punitive or special damages, loss of business reputation, or 50% of lost future profit,  regardless of whether the relevant claim is based on warranty, contract, tort (including negligence or strict liability) or otherwise.  Each Party hereto agrees to take all reasonable action to mitigate any Losses it may suffer or incur upon and after becoming aware of any event which could reasonably be expected to give rise to any Losses.

G.           Callebaut’s and Hershey’s indemnification obligations shall survive the termination or expiration of this Agreement and any Related Agreement.

13.	FORCE MAJEURE

In the event that either Party shall be totally or partially unable to fulfill one or more of its obligations hereunder or under any Related Agreement as a result of acts or occurrences beyond the control of the Party affected, such as, but not limited to, actions, omissions or impositions by local, state, provincial, federal or national government authorities, fire, flood, earthquake, or other natural disaster, acts of God, act of terrorism or revolution or labor unrest, the Party so affected shall be totally or partially relieved from fulfilling its contract obligations during the period of such force majeure.  In connection with any such force majeure event, the affected Party shall notify the other Party of the circumstances thereof as soon as reasonably possible and shall propose alternatives to the Steering Committee.  In addition, if such force majeure event shall continue for a period of 90 days or longer, then the other Party shall be entitled to terminate this Agreement or the relevant Related Agreement, as applicable, at any time thereafter during which such event is continuing.

14.	NOTICE

Any notice or other writing required or permitted to be given under this Agreement or any Related Agreement, except for the separate notice provisions set forth in the Innovation Agreement, (referred to in this Section 14 as a “notice”) shall be deemed duly given if delivered personally (including by recognized delivery device), or sent by prepaid, registered mail, or transmitted by fax or other form of recorded communication tested prior to transmission to the address of the applicable Party set out above, if to Hershey to the attention of Senior Director, Global Manufacturing Alliances, fax no. 717-534-8232 with a copy to Legal Counsel, fax no. 717-534-7549, and if to Callebaut to the attention of the President, North America, fax no. 312-329-7643, with a copy to the Chief Financial Officer, North America, fax no. 312-329-7643.  Either Party may change the address for notice by notifying the other Party in the manner provided in this Section 14.  Any notice which is personally delivered shall be deemed to have been given and received on the day it is so delivered, unless such day is not a business day, in which case it will be deemed delivered on the next business day.  Any notice which is mailed in the manner provided for in this Section 14 shall be deemed to have been given and received on the 5th business day following the date of its mailing.  Any notice transmitted by fax or other form of recorded communications shall be deemed given and received on the 1st business day after its transmission.

15.	NO WAIVER

The failure of either Party to assert a right hereunder or any Related Agreement or to insist upon compliance with any terms or conditions of this Agreement or any Related Agreement shall not constitute a waiver of that right or excuse the subsequent performance or nonperformance of any term or condition by the other Party.

16.	ASSIGNMENTS

A.           This Agreement will be assignable to a successor in interest of substantially all of a Party’s assets, subject to Hershey’s termination rights set forth in Section 9.  All other assignments will be subject to the prior written consent of the non-assigning Party hereto.

B.           Callebaut shall not subcontract the performance of its obligations hereunder or under any Related Agreement, or permit any other arrangement having similar effect, in any event other than to an Affiliate of Callebaut, without obtaining the prior written consent of Hershey.

17.	GOVERNING LAW

This Agreement shall be governed and construed in accordance with the laws (excluding the conflict of laws rules thereof) of the State of New York.  Each Party hereto agrees to submit to the exclusive jurisdiction of the Courts of the Southern District of New York with respect to this Agreement.

18.	REAL ESTATE AGREEMENTS

The Parties agree to negotiate in good faith with respect to the Real Estate Agreements, such negotiation to begin as soon as practical following execution of this Agreement.  In the event the Parties fail to execute the Real Estate Agreements before August 31, 2007 either Party may terminate this Agreement (which will also result in the termination of all previously executed Related Agreements) and upon any such termination neither Party shall have any further liability to the other with respect to this Agreement or any Related Agreement.

19.	ENTIRE AGREEMENT AND HEADINGS

This Agreement and the Related Agreements constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof, and any prior or contemporaneous agreements or understandings related thereto (including the Product Purchase and Supply Agreement between the Parties dated December 4, 2006 and any letters of intent or confidentiality agreements) are deemed superseded hereby.  Neither this Agreement nor any Related Agreement may be amended except by an instrument in writing duly executed on behalf of the Party against which such amendment is sought to be enforced.  All headings utilized herein are inserted for reference only and shall have no effect on the meaning or construction of any terms of this Agreement.

20.	CONFLICTING TERMS

The terms of this Agreement shall supersede and take precedence over any conflicting terms found in any Related Agreement or any purchase order or invoice issued by either Party.

21.	PREPRINTED TERMS

In no event shall any preprinted terms or conditions found on either Party’s purchase orders, invoices or other preprinted forms be considered an amendment or modification of this Agreement or any Related Agreement. Such preprinted terms or conditions, to the extent in conflict with this Agreement or any Related Agreement, shall be considered null and of no effect.

22.	BINDING EFFECT

The rights created by this Agreement shall inure to the benefit of, and the obligations created hereby shall be binding upon, the Parties and their respective successors and permitted assigns.

IN WITNESS WHEREOF, each of the Parties hereto has executed this Agreement by its duly authorized representatives as of the date and year first above written.

BARRY CALLEBAUT, AG

By /s/ Patrick De Maeseneire Name: Patrick De Maeseneire Title: Chief Executive Officer

THE HERSHEY COMPANY

By /s/ Burton H. Snyder Name: Burton H. Snyder Title: Senior Vice President, General Counsel & Secretary